Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

T/F Purifiner, Inc.
Boynton Beach,  Florida

      We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 24, 1996 (with respect to Note 5, July 1,
1996) on the financial statements of T/F Purifiner, Inc., (the "Company") as at December 31, 1995 and for each of the years in the two-year period then ended, included in the Company's Registration Statement on Form 10-SB (including Amendment No. 1 thereto) effective September 28, 1996, and to the reference to us under the caption "Experts" included in the Prospectus.

Richard A. Eisner & Company, LLP

New York, New York
December 2, 1996